                                                                 Exhibit 6.02(a)

                             [HOMESTORE LETTERHEAD]

                                  March 6, 2002

Lewis R. Belote III
1125 Gunter Court
Alpharetta, GA. 30022

          Employment Agreement

Dear Lew:

On behalf of the Board of Directors of homestore.com, Inc. ("Homestore"), I am pleased to offer you the position of Chief Financial Officer of Homestore on the terms set forth below.

1.   Position. You will be employed by Homestore as its Chief Financial Officer
     --------
     effective January 7, 2002 (the "Commencement Date") and continuing thereafter until termination of your employment. You will have responsibility for overall management of Homestore and will report directly to the Chief Executive Officer of Homestore (the "CEO"). During the term of your employment, you will be expected to be a full time employee of Homestore, and you will not engage or participate in any business that is competitive with the business of Homestore. You will also be expected to comply with and be bound by Homestore's operating policies, procedures and practices adopted by Homestore and in effect from time to time during the term of your employment.

2.   Salary. Your initial annual base salary retroactive to the Commencement
     ------
     Date will be $350,000. Your annual base salary will be payable in accordance with Homestore's normal payroll practices with such payroll deductions and withholdings as are required by law. Your base salary will be reviewed on an annual basis by the Compensation Committee of the Board of Directors of Homestore (the "Board") and may be increased (but not decreased) from time to time, in the discretion of the Compensation Committee of the Board.

3.   Bonus. You will receive a sign-on bonus of $350,000, earned as of the
     -----
     Commencement Date, to be paid as follows: (a) 25% of the sign-on bonus will be paid on April 30, 2002, (b) 25% of the sign-on bonus will be paid on July 31, 2002, (c) 25% of the sign-on bonus will be paid on October 31, 2002, and (d) 25% of the sign-on bonus will be paid on January 31, 2003. In addition, for 2002, you will be eligible to receive a performance bonus of up to $350,000 upon satisfaction of performance objectives agreed to by you and the Compensation Committee of the Board following your Commencement Date. For 2003, you will be eligible to receive a performance bonus of up to twice your current annual base salary upon satisfaction of performance objectives agreed to by you and the

     Compensation Committee of the Board. Any performance bonuses payable hereunder may be payable, at the discretion of Homestore and with your prior consent, using Homestore common stock having a fair market value equal to the amount of the bonus, provided that such shares are registered on a Form S-8 registration statement and eligible for immediate resale under the federal securities laws and Homestore's applicable insider trading policy.

4.   Other Benefits:
     --------------

     (a) Homestore has made available, and will continue to make available during your employment, to you, the CEO and the CEO's management team, at Homestore's expense for up to two years, the equivalent of two single-family residences selected by you and within reasonable commuting distance of Homestore's offices with costs not to exceed in the aggregate a monthly cost of $15,000.

     (b) Homestore will make a rental automobile available to you, at Homestore's expense, during the employment term.

     (c)  You will be eligible for four (4) weeks of vacation annually.

     (d) You will be eligible for the normal health insurance, 401(k), employee stock purchase plan and other benefits offered to Homestore senior executives.

     (e) Homestore will reimburse the actual and reasonable costs of your travel expenses between Homestore's offices.

          If all or any portion of the amounts payable to you or on your behalf under this Section 4 become or otherwise are subject to federal or state income taxes, Homestore shall pay to you an amount necessary to place you in the same after-tax position as you would have been in had no such taxes been imposed. The determination of the amount of any such tax indemnity shall be made by the independent accounting firm employed by Homestore, which amount shall be increased or decreased to reflect the results of any final determination by taxing authorities in any administrative or judicial action, and shall include any expenses reasonably incurred by you in defending same. The amount payable pursuant to this paragraph shall be increased to the extent necessary to pay any interest and penalties determined to be due, and shall be grossed up for the income tax due on the aggregate reimbursement. Amounts due shall be paid within 10 days after demand by you.

5. Stock Options. The Compensation Committee of the Board has granted to you on January 24, 2002 (the "Date of Grant") a non-qualified stock option to purchase 433,000 shares of Homestore common stock (the "Sign-On Option") and a non-qualified stock option to purchase 1,297,000 shares of Homestore common stock (the "Principal Option") (collectively, the "Options") at an exercise price equal to $1.76 per share.

     (a) The Sign-On Option is 100% vested and exercisable on the Date of Grant. The Principal Option will vest and become exercisable as to 1/48 of the total Principal

          Option shares on the first day of each calendar month following the Date of Grant, i.e., beginning February 1, 2002.

     (b) Except as otherwise indicated in this agreement, the vested portion of the Options may be exercised at any time until the earlier of (i)(A) ninety (90) days after your Termination for Cause, (B) one (1) year after your Voluntary Termination prior to a Change in Control, or (C) three (3) years after your termination for any other reason (including Voluntary Termination after a Change of Control, Involuntary Termination, Termination Without Cause, or Termination for Death or Disability) or (ii) ten years after the Date of Grant of such Options. The unvested portion of the Principal Option may be exercised early provided you enter into a repurchase agreement with repurchase provisions similar to your vesting schedule.

     (c) Notwithstanding any other provision of this letter agreement or any option agreement or plan to the contrary, (i) the entire unvested portion of your Principal Option will accelerate and become fully vested and immediately exercisable in the event of your Involuntary Termination or Termination without Cause and (ii) that amount of the unvested options equal to 12/48 of the entire Principal Option will accelerate and become vested and immediately exercisable in the event of your Termination for Death or Disability within one year of the Effective Date and the entire unvested portion of your Principal Option will accelerate and become fully vested and immediately exercisable in the event of your Termination for Death or Disability (each as defined below) on or after one year from the Effective Date.

     (d) Homestore will register the shares issuable under the Option on a Form S-8 registration statement as soon as reasonably possible and will use its reasonable best efforts to keep such registration statement in effect for the entire exercise period of the Option.

     (e) The Options shall be transferable, upon notice to Homestore, to your spouse, ancestors, lineal descendants, and the spouses of those persons and trusts and entities for the benefit of or owned by any of them, or transferable by gift to any person as permitted by the Securities Act of 1933, as amended, under a Form S-8 registration statement.

6.   Employment and Termination. Your employment with Homestore will be at-will
     --------------------------
     and may be terminated by you or by Homestore at any time for any reason as follows:

     (a) You may terminate your employment upon written notice to the Board at any time following an event constituting "Good Reason" (as defined below), if following such event, the event constituting Good Reason is not cured by Homestore within 10 days after your notice to the Board requesting that such event be cured (an "Involuntary Termination");

     (b) You may terminate your employment upon written notice to the Board at any time in your discretion without Good Reason ("Voluntary Termination");

     (c) Homestore may terminate your employment upon written notice to you at any time following a determination by the Board that there is "Cause" (as defined below) for such termination ("Termination for Cause");

     (d) Homestore may terminate your employment upon written notice to you at any time in the sole discretion of the Board without a determination that there is Cause for such termination ("Termination without Cause");

     (e) Your employment will automatically terminate upon your death or upon your disability as determined by the Board ("Termination for Death or Disability"); provided that "disability" will mean your complete inability to perform your job responsibilities for a period of 120 consecutive days or 120 days in the aggregate in any 12-month period.

7.   Definitions. As used in this agreement, the following terms have the
     -----------
     following meanings:

     (a) "Good Reason" means the occurrence of any of the following conditions, without your written consent: (i) your no longer serving as Chief Financial Officer of Homestore or its ultimate parent corporation and reporting only to the CEO of Homestore or such ultimate parent, as the case may be; (ii) any material breach of this letter agreement by Homestore, including any reduction in your cash compensation or reimbursements; or (iii) Homestore's requiring you to be based at any office or location more than 50 miles from Atlanta, Georgia or Homestore's current headquarters in Westlake Village, California.

     (b)  "Cause" means:

          (i) your willful and continued failure to perform substantially your duties with Homestore (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by you, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to you by the Board of Homestore which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or

          (ii) the willful engaging by you in illegal conduct or gross misconduct which is materially and demonstrably injurious to Homestore.

     For purposes of this provision, no act or failure to act, on the part of you, shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith without reasonable belief that your action or omission was in the best interests of Homestore. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Homestore shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of Homestore. The cessation of employment of you shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of (i) all but one of the disinterested directors if the Board consists of five or fewer directors,
     (ii) all but two of the disinterested directors if the Board consists of at least six and less than nine directors, (iii) all but three of the disinterested directors if the Board consists of at least nine and less than twelve directors, and (iv) seventy-five percent (75%) of the disinterested directors if the Board consists of twelve or more directors, at a meeting of such Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, you are guilty of the conduct described in subparagraphs (i) or (ii) above, and specifying the particulars thereof in detail.

     (c) "Change in Control" means (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities of Homestore under an employee benefit plan of Homestore, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Homestore representing 50% or more of (A) the outstanding shares of common stock of Homestore or (B) the combined voting power of Homestore's then-outstanding securities; (ii) Homestore is party to a merger or consolidation, or series of related transactions, which results in the voting securities of Homestore outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) more than fifty (50%) percent of the combined voting power of the voting securities of Homestore or such surviving or other entity outstanding immediately after such merger or consolidation; (iii) the sale or disposition of all or substantially all of Homestore's assets (or consummation of any transaction, or series of related transactions, having similar effect); (iv) the dissolution or liquidation of Homestore; or (v) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

8.   Separation Benefits. Upon termination of your employment with Homestore for
     -------------------
     any reason, you will receive payment for all unpaid salary and vacation accrued to the date of your termination of employment; any remaining unpaid balance of your sign-on bonus; any performance bonus that has been earned but not paid; and your benefits will be continued under Homestore's then existing benefit plans and policies for so long as provided under the terms of such plans and policies or as required by applicable law. In addition, the following provisions will apply depending on the basis of your termination of employment:

     (a) In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any cash severance benefits (except the amounts as set forth above) or additional vesting of your Principal Option.

     (b) In the event of your Involuntary Termination, Termination for Death or Disability, or Termination without Cause, subject to your execution (or the execution by your executor or personal representative in the case of your death) of the acknowledgement and release attached as Exhibit A, you will be entitled to a severance payment equal to the sum of (i) 12 months of your then current annual base salary and (ii) 100% of the target bonus that would otherwise be payable to you for the fiscal year in which your termination occurs (whether or not you have satisfied the applicable performance objectives) (the "Cash Severance"). The Cash Severance will be payable in equal installments over 12 months in accordance with Homestore's normal payroll practices with such payroll deductions and withholdings as are required by law.

     (c) Regardless of the basis of your termination and regardless of whether you agree to execute the acknowledgement and release, if all or any portion of the amounts payable to you or on your behalf under this agreement or otherwise from Homestore become or otherwise are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or similar state tax and/or assessment, Homestore shall pay to you an amount necessary to place you in the same after-tax position as you would have been in had no such excise tax been imposed. The amount payable pursuant to the preceding sentence shall be increased to the extent necessary to pay income and excise taxes due on such amount. The determination of the amount of any such tax indemnity shall be made by the independent accounting firm employed by Homestore, which amount shall be increased or decreased to reflect the results of any final determination by taxing authorities in any administrative or judicial action and shall include any expenses reasonably incurred by you in defending same. The amount payable pursuant to this paragraph shall be sufficient to pay any interest and penalties determined to be due, and shall be grossed up for the income tax due on the aggregate reimbursement. Amounts due shall be paid within 10 days after demand by you.

     (d) No payments due you under this letter agreement will be subject to mitigation or offset.

9.   Indemnification Agreement. Upon your commencement of employment with
     -------------------------
     Homestore, Homestore will enter into its standard form of indemnification agreement for officers and directors (attached hereto as Exhibit B) to indemnify you against certain liabilities you may incur as an officer or director of Homestore. In addition, attached as Exhibit B-1 are resolutions duly adopted by the Board providing additional indemnification as set forth therein (the "Indemnification Resolutions"). Such resolutions are in full force and effect, and except as otherwise required by law, shall not be amended or repealed or modified without the express written consent of the Executive (which shall not include any vote or failure to vote by the Executive as a member of the board or as a shareholder), and shall constitute the legally enforceable and binding obligation of Homestore and its successors and assigns as if the same were set forth herein as contractual obligations of Homestore. As soon as reasonably possible after the date hereof, but in any event within 30 days from execution of this letter agreement, Homestore shall use its commercially reasonable best efforts to obtain an additional policy of directors and officers liability insurance providing customary coverage for acts and omissions with respect to your service as a director, officer, employee, agent or representative of Homestore with limits of liability of no less than $50,000,000 (unreduced by defense costs) or such lesser amount as is available as determined by the Board and as agreed to by you, and at all times thereafter, Homestore shall use its best efforts to maintain in force such coverage or similar coverage; provided that if the cost of such coverage exceeds 21/2times the premium for the coverage previously obtained pursuant to this sentence, Homestore shall not be required to spend more than 21/2times such previous premium amount to continue such coverage.

10.  Confidential Information and Invention Assignment Agreement. Upon your
     -----------------------------------------------------------
     commencement of employment with Homestore, you will be required to sign a confidentiality agreement to protect Homestore's confidential information and intellectual property.

11.  Non-Solicitation. During the term of your employment with Homestore and for
     ----------------
     one year thereafter, you will not, on behalf of yourself or any third party, solicit or induce any employee of Homestore (other than Jack Dennison and W. Michael Long) to terminate his or her employment with Homestore.

12.  Arbitration. The parties agree that any dispute regarding the
     -----------
     interpretation or enforcement of this agreement will be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services ("JAMS") under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum. The filing fees and arbitrator's fees and costs in such arbitration will be borne by Homestore. The parties will be entitled to reasonable discovery of essential matters as determined by the arbitrator. In the arbitration, the parties will be entitled to all remedies that would have been available if the matter were litigated in a court of law.

13.  Miscellaneous.
     -------------

     (a)  Absence of Conflicts. You represent that upon the Commencement Date
          --------------------
          your performance of your duties under this agreement will not breach any other agreement as to which you are a party.

     (b)  Attorneys Fees. If a legal action or other proceeding is brought for
          --------------
          enforcement of this agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

     (c)  Successors. This agreement is binding on and may be enforced by
          ----------
          Homestore and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Homestore or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Homestore's obligations under this agreement.

     (d)  Notices. Notices under this agreement must be in writing and will be
          -------
          deemed to have been given when personally delivered or three days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address that you have most recently communicated to Homestore in writing. Notices to Homestore will be addressed to its General Counsel at Homestore's corporate headquarters.

     (e)  Waiver. No provision of this agreement will be modified or waived
          ------
          except in writing signed by you and an officer of Homestore duly authorized by the Board. No waiver by either party of any breach of this agreement by the other party will be considered a waiver of any other breach of this agreement.

     (f)  Entire Agreement. This agreement represents the entire agreement
          ----------------
          between us concerning the subject matter of your employment by Homestore.

     (g)  Governing Law. This agreement will be governed by the laws of the
          -------------
          State of California without reference to conflict of laws provisions.

     We are very pleased to extend this offer of employment to you and look forward to your joining Homestore. Please indicate your acceptance of the terms of this agreement by signing in the place indicated below.

Very truly yours,


                                                                  March   , 2002
------------------------------                                          --
Joe Hanauer
Chairman of the Board
homestore.com, Inc.

Accepted:


                                                                  March   , 2002
------------------------------                                          --
Lewis R. Belote III

                                    EXHIBIT A

                      ACKNOWLEDGEMENT AND RELEASE OF CLAIMS

THIS ACKNOWLEDGEMENT AND RELEASE OF CLAIMS ("Release") is between Lewis R. Belote III ("Employee") and homestore.com, Inc. ("Homestore"), a Delaware corporation.

     1.   Payment of Separation Benefits.
          ------------------------------

     I understand that my employment with Homestore has terminated. Homestore has agreed that if I choose to sign this Release on or after my last day of employment, Homestore will pay me severance pursuant to Section 8(b) of my Employment Agreement (the "Employment Agreement") with Homestore dated March 6, 2002 (the "Severance Benefits"). I understand that I am not entitled to these Severance Benefits unless I sign this Release. I understand that in addition to the Severance Benefits and regardless of whether I sign this Release, Homestore will pay me all of my accrued salary and vacation earned through my date of termination and any remaining unpaid balance of my sign-on bonus, as well as all other amounts due to me now or in the future under my Employment Agreement or under any other arrangement or agreement with Homestore and Employee may exercise any option pursuant to the terms of the Employment Agreement.

     2.   Acknowledgement.
          ---------------

     Employee and Homestore acknowledge that Employee's termination as an employee of Homestore was (i) as a result of an Involuntary Termination, Termination for Death or Disability or Termination without Cause (each as defined in the Employment Agreement), and for no other reason and under no other circumstances, (ii) permitted under the Employment Agreement and (iii) not illegal, wrongful or prohibited under any applicable statute or common law (collectively, the "Acknowledged Basis of Termination").

     3.   Release.
          -------

     Employee and Homestore and their respective heirs, executors, successors and assigns, hereby fully and forever release each other and their respective heirs, executors, successors, agents, officers and directors from and agree not to sue concerning, any and all claims, actions, obligations, duties, causes of action that they may possess based upon or arising out of the following:

     (i) any contention that Employee's termination was as a result of anything or any cause or any basis other than the Acknowledged Basis of Termination;

     (ii) any and all claims relating to or arising from Employee's termination of his employment with Homestore and any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of, shares of stock of Homestore;

     (iii) any and all claims for wrongful discharge of employment; termination in violation of public policy or discrimination;

     (iv) any and all claims that such termination was in violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act and the California Fair Employment and Housing Act;

     (v) any and all claims that such termination violated the federal, or any state, constitution;

     (vi) any and all claims that such termination violated any other laws and regulations relating to employment or employment discrimination; and

     (vii)any and all claims that such termination has entitled Employee to attorneys' fees and costs, except to the extent set forth in the Employment Agreement.

This Release does not extend to, and does not result in, a waiver or release of any of the following: (a) any claim by Employee for workers' compensation or unemployment benefits; (b) Employee's rights to indemnity under the Indemnity Agreement signed by the parties, as well as under Labor Code section 2802; (c) Employee's right to exercise his stock options under any and all stock option grants made to him by Homestore pursuant to Section 5 of the Employment Agreement; (d) all rights and benefits to which Employee is entitled under the Employment Agreement, the Indemnity Agreement, the Indemnification Resolutions, and any employee or welfare benefit plan of Homestore or any other agreement, whether oral or written, between the Employee and Homestore; and (e) any other rights and benefits not expressly released hereunder.

Employee and Homestore acknowledge that they have been advised by legal counsel and are familiar with Section 1542 of the Civil Code of the State of California, which states:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS SET FORTH IN (i) THROUGH
          (vii) ABOVE WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee expressly waives any right or benefit that he has or may have under
Section 1542 of the California Civil Code or any similar provision of the statutory or non-statutory law of any other jurisdiction, including Delaware.

     4.   Acknowledgment of Waiver of Claims under ADEA.
          ---------------------------------------------

     Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee and Homestore agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date (defined below) of this Release; Employee acknowledges that the consideration given for this Release in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that:

(a)  Employee should consult with an attorney prior to executing this Release;
                                              -----

(b) Employee has at least twenty-one (21) days within which to consider this Release, although Employee may accept the terms of this Release at any time within those 21 days;

(c) Employee has at least seven (7) days following the execution of this Release by the parties to revoke this Release; and

(d) This Release will not be effective until the revocation period has expired (the "Effective Date").

     5.   Indemnity and Employee Invention Agreement.
          ------------------------------------------

     Employee and Homestore agree that all rights and obligations of the parties under the Indemnity Agreement between the parties (including the Indemnification Resolutions) and under the Confidentiality Agreement will continue in effect.

     6.   Voluntary Execution of Agreement.
          --------------------------------

     This Release is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that:

(a)  they have read this Release;

(b) they have been represented in the preparation, negotiation, and execution of this Release by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) they understand the terms and consequences of this Release and of the releases it contains;

(d)  they are fully aware of the legal and binding effect of this Release.

EMPLOYEE HAS CONSULTED WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE AND UNDERSTANDS THAT, BY SIGNING THIS RELEASE, EMPLOYEE IS GIVING UP THOSE LEGAL CLAIMS EMPLOYEE HAS AGAINST HOMESTORE AS EXPRESSLY SET FORTH HEREIN (AND NO OTHERS). EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE DOES SO KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN THE EMPLOYMENT AGREEMENT.

Employee:                                                  homestore.com, Inc.

Lewis R. Belote III
                                                           ---------------------


                                                           By:
                                                                  --------------

                                                           Title:
                                                                  --------------
------------------------------
Signature

Date:                                                      Date:
     -------------------------                                    --------------

                                    EXHIBIT B

                               INDEMNITY AGREEMENT

This INDEMNITY AGREEMENT (the "Agreement") is dated as of March 6, 2002 and is made by and between Homestore.com, Inc., a Delaware corporation (the "Company"), and Lewis R. Belote III, a director and/or officer of the Company (the "Indemnitee").

RECITALS

A. The Company is aware that competent and experienced persons are increasingly reluctant to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance and/or indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors and officers;

B. Based on their experience as business managers, the Board of Directors of the Company (the "Board") has concluded that, to retain and attract talented and experienced individuals to serve as officers and directors of the Company, and to encourage such individuals to take the business risks necessary for the success of the Company, it is necessary for the Company contractually to indemnify officers and directors and to assume for itself maximum liability for expenses and damages in connection with claims against such officers and directors in connection with their service to the Company;

C. Section 145 of the General Corporation Law of Delaware, under which the Company is organized (the "Law"), empowers the Company to indemnify by agreement its officers, directors, employees and agents, and persons who serve, at the request of the Company, as directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by the Law is not exclusive; and

D. The Company desires and has requested the Indemnitee to serve or continue to serve as a director or officer of the Company. As an inducement to serve and in consideration for such service, the Company has agreed to indemnify the Indemnitee for claims for damages arising out of or related to the performance of such services to the Company in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.   Definitions.
     -----------

     1.1 Agent. For the purposes of this Agreement, "agent" of the Company means
         -----
any person who is or at any time was a director or officer of the Company or a subsidiary of the Company; or is or at any time was serving at the request of, for the convenience of, or to represent the interest of the Company or a subsidiary of the Company as a director or officer of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or an affiliate of the Company; or was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Company, including, without limitation, NetSelect, Inc., a Delaware corporation, or was a director or officer of another enterprise or affiliate of the

Company at the request of, for the convenience of, or to represent the interests of such predecessor corporation. The term "enterprise" includes any employee benefit plan of the Company, its subsidiaries, affiliates and predecessor corporations.

     1.2 Expenses. For purposes of this Agreement, "expenses" includes all
         --------
direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys' fees and related disbursements and other out-of-pocket costs) actually and reasonably incurred by the Indemnitee in connection with the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification or advancement of expenses under this Agreement, Section 145 or otherwise.

     1.3 Proceeding. For the purposes of this Agreement, "proceeding" means any
         ----------
threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative, investigative or any other type whatsoever.

     1.4 Subsidiary. For purposes of this Agreement, "subsidiary" means any
         ----------
corporation of which more than fifty percent (50%) of the outstanding voting securities is owned directly or indirectly by the Company, by the Company and one or more of its subsidiaries or by one or more of the Company's subsidiaries.

2. Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve
   ------------------
as an agent of the Company, at the will of the Company (or under separate agreement, if such agreement exists), in the capacity the Indemnitee currently serves as an agent of the Company, faithfully and to the best of his ability, so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the charter documents of the Company or any subsidiary of the Company; provided, however, that the Indemnitee may at any time and for any reason resign from such position (subject to any contractual obligation that the Indemnitee may have assumed apart from this Agreement), and the Company or any subsidiary shall have no obligation under this Agreement to continue the Indemnitee in any such position. For the avoidance of doubt, the Company and Indemnitee each acknowledge and agree that the resignation or other termination of Indemnitee as an agent of the Company under this paragraph 2 shall not impair any right that Indemnitee may otherwise have to be indemnified under the terms of this Agreement.

3. Directors' and Officers' Insurance. The Company shall, to the extent that the
   ----------------------------------
Board determines it to be economically reasonable, maintain a policy of directors' and officers' liability insurance ("D&O Insurance"), on such terms and conditions as may be approved by the Board.

4. Mandatory Indemnification. Subject to Section 9 below, the Company shall
   -------------------------
indemnify and hold the Indemnitee harmless to the fullest extent permitted by the law. Without limiting the generality of the foregoing, the company shall indemnify and hold harmless the Indemnitee:

     4.1 Third Party Actions. If the Indemnitee is a person who was or is a
         -------------------
party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or at any time was an agent of the Company, or by reason of anything done or not done by him in any such capacity, against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal of such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and

     4.2 Derivative Actions. If the Indemnitee is a person who was or is a party
         ------------------
or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or at any time was an agent of the Company, or by reason of anything done or not done by him in any such capacity, against any amounts paid in settlement of any such proceeding and all expenses actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal of such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company; except that no indemnification under this subsection shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged, in a judgment not subject to appeal, to be liable to the Company by a court of competent jurisdiction due to willful misconduct of a culpable nature in the performance of his duty to the Company, unless and only to the extent that the Court of Chancery or the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such amounts which the Court of Chancery or such other court shall deem proper; and

     4.3 Exception for Amounts Covered by Insurance. Notwithstanding the
         ------------------------------------------
foregoing, the Company shall not be obligated to indemnify the Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) to the extent such have been paid directly to the Indemnitee by D&O Insurance.

5.   Partial Indemnification and Contribution.
     ----------------------------------------

     5.1 Partial Indemnification. If the Indemnitee is entitled under any
         -----------------------
provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred by him in the investigation, defense, settlement or appeal of a proceeding but is not entitled, however, to indemnification for all of the total amount thereof, then the Company shall nevertheless indemnify the Indemnitee for such total amount except as to the portion thereof to which the Indemnitee is not entitled to indemnification.

     5.2 Contribution. If the Indemnitee is not entitled to the indemnification
         ------------
provided in Section 4 for any reason other than the statutory limitations set forth in the Law, then in respect of any threatened, pending or completed proceeding in which the Company is jointly liable with the Indemnitee (or would be if joined in such proceeding), the Company shall contribute to the amount of expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by the Indemnitee in such proportion as is appropriate to reflect (i) the relative benefits received by the Company on the one hand and the

Indemnitee on the other hand from the transaction from which such proceeding arose and (ii) the relative fault of the Company on the one hand and of the Indemnitee on the other hand in connection with the events which resulted in such expenses, judgments, fines or settlement amounts, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Indemnitee on the other hand shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such expenses, judgments, fines or settlement amounts. The Company agrees that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or any other method of allocation, which does not take account of the foregoing equitable considerations.

6.   Mandatory Advancement of Expenses.
     ---------------------------------

     6.1 Advancement. Subject to Section 9 below, the Company shall advance all
         -----------
expenses incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or at any time was an agent of the Company or by reason of anything done or not done by him in any such capacity. The Indemnitee hereby undertakes to promptly repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement, the Certificate of Incorporation or Bylaws of the Company, the Law or otherwise. The advances to be made hereunder shall be paid by the Company to the Indemnitee within thirty (30) days following delivery of a written request therefor by the Indemnitee to the Company.

     6.2 Exception. Notwithstanding the foregoing provisions of this Section 6,
         ---------
the Company shall not be obligated to advance any expenses to the Indemnitee arising from a lawsuit filed directly by the Company against the Indemnitee if an absolute majority of the members of the Board reasonably determines in good faith, within thirty (30) days of the Indemnitee's request to be advanced expenses, that the facts known to them at the time such determination is made demonstrate clearly and convincingly that the Indemnitee acted in bad faith. If such a determination is made, the Indemnitee may have such decision reviewed by another forum, in the manner set forth in Sections 8.3, 8.4 and 8.5 hereof, with all references therein to "indemnification" being deemed to refer to "advancement of expenses," and the burden of proof shall be on the Company to demonstrate clearly and convincingly that, based on the facts known at the time, the Indemnitee acted in bad faith. The Company may not avail itself of this
Section 6.2 as to a given lawsuit if, at any time after the occurrence of the activities or omissions that are the primary focus of the lawsuit, the Company has undergone a change in control. For this purpose, a change in control shall mean a given person or group of affiliated persons or groups increasing their beneficial ownership interest in the Company by at least twenty (20) percentage points without advance Board approval.

7.   Notice and Other Indemnification Procedures.
     -------------------------------------------

     7.1 Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.

     7.2 If, at the time of the receipt of a notice of the commencement of a proceeding pursuant to Section 7.1 hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such D&O Insurance policies.

     7.3 In the event the Company shall be obligated to advance the expenses for any proceeding against the Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by the Indemnitee (which approval shall not be unreasonably withheld), upon the delivery to the Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same proceeding, provided that: (a) the Indemnitee shall have the right to employ his own counsel in any such proceeding at the Indemnitee's expense; (b) the Indemnitee shall have the right to employ his own counsel in connection with any such proceeding, at the expense of the Company, if such counsel serves in a review, observer, advice and counseling capacity and does not otherwise materially control or participate in the defense of such proceeding; and (c) if (i) the employment of counsel by the Indemnitee has been previously authorized by the Company, (ii) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of any such defense or (iii) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of the Indemnitee's counsel shall be at the expense of the Company.

8.   Determination of Right to Indemnification.
     -----------------------------------------

     8.1 To the extent the Indemnitee has been successful on the merits or otherwise in defense of any proceeding referred to in Section 4.1 or 4.2 of this Agreement or in the defense of any claim, issue or matter described therein, the Company shall indemnify the Indemnitee against expenses actually and reasonably incurred by him in connection with the investigation, defense or appeal of such proceeding, or such claim, issue or matter, as the case may be.

     8.2 In the event that Section 8.1 is inapplicable, or does not apply to the entire proceeding, the Company shall nonetheless indemnify the Indemnitee unless the Company shall prove by clear and convincing evidence to a forum listed in
Section 8.3 below that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.

     8.3 The Indemnitee shall be entitled to select the forum in which the validity of the Company's claim under Section 8.2 hereof that the Indemnitee is not entitled to indemnification will be heard from among the following:

          (a) A quorum of the Board consisting of directors who are not parties to the proceeding for which indemnification is being sought;

          (b) The stockholders of the Company, provided however that the Indemnitee can select a forum consisting of the stockholders of the Company only with the approval of the Company;

          (c) Legal counsel mutually agreed upon by the Indemnitee and the Board, which counsel shall make such determination in a written opinion;

          (d) A panel of three arbitrators, one of whom is selected by the Company, another of whom is selected by the Indemnitee and the last of whom is selected by the first two arbitrators so selected; or

          (e) The Court of Chancery of Delaware or other court having jurisdiction of subject matter and the parties.

     8.4 As soon as practicable, and in no event later than thirty (30) days after the forum has been selected pursuant to Section 8.3 above, the Company shall, at its own expense, submit to the selected forum its claim that the Indemnitee is not entitled to indemnification, and the Company shall act in the utmost good faith to assure the Indemnitee a complete opportunity to defend against such claim.

     8.5 If the forum selected in accordance with Section 8.3 hereof is not a court, then after the final decision of such forum is rendered, the Company or the Indemnitee shall have the right to apply to the Court of Chancery of Delaware, the court in which the proceeding giving rise to the Indemnitee's claim for indemnification is or was pending or any other court having jurisdiction of subject matter and the parties, for the purpose of appealing the decision of such forum, provided that such right is executed within sixty (60) days after the final decision of such forum is rendered. If the forum selected in accordance with Section 8.3 hereof is a court, then the rights of the Company or the Indemnitee to appeal any decision of such court shall be governed by the applicable laws and rules governing appeals of the decision of such court.

     8.6 Notwithstanding any other provision in this Agreement to the contrary, the Company shall indemnify the Indemnitee against all expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Section 8 involving the Indemnitee and against all expenses incurred by the Indemnitee in connection with any other proceeding between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the material claims and/or defenses of the Indemnitee in any such proceeding was frivolous or not made in good faith.

9. Exceptions. Any other provision herein to the contrary notwithstanding, the
   ----------
Company shall not be obligated pursuant to the terms of this Agreement:

     9.1 Claims Initiated by Indemnitee. To indemnify or advance expenses to the
         ------------------------------
Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to proceedings specifically authorized by the Board or brought to establish or enforce a right to indemnification and/or advancement of expenses arising under this Agreement, the charter documents of the Company or any subsidiary or any statute or law or otherwise, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board finds it to be appropriate; or

     9.2 Unauthorized Settlements. To indemnify the Indemnitee hereunder for any
         ------------------------
amounts paid in settlement of a proceeding unless the Company consents in advance in writing to such settlement, which consent shall not be unreasonably withheld; or

     9.3 Securities Law Actions. To indemnify the Indemnitee on account of any
         ----------------------
suit in which judgment is rendered against the Indemnitee for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Company pursuant to the provisions of Section l6(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; or

     9.4 Unlawful Indemnification. To indemnify the Indemnitee if a final
         ------------------------
decision by a court having jurisdiction in the matter, in a judgment not subject to appeal, shall determine that such indemnification is not lawful. In this respect, the Company and the Indemnitee have been advised that the Securities and Exchange Commission takes the position that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication.

10. Non-Exclusivity. The provisions for indemnification and advancement of
    ---------------
expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have under any provision of law, the Company's Certificate of Incorporation or Bylaws, the vote of the Company's stockholders or disinterested directors, other agreements or otherwise, both as to action in the Indemnitee's official capacity and to action in another capacity while occupying his position as an agent of the Company, and the Indemnitee's rights hereunder shall continue after the Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.

11.  General Provisions.
     ------------------

     11.1 Interpretation of Agreement. It is understood that the parties hereto
          ---------------------------
intend this Agreement to be interpreted and enforced so as to provide indemnification and advancement of expenses to the Indemnitee to the fullest extent now or hereafter permitted by law, except as expressly limited herein.

     11.2 Severability. If any provision or provisions of this Agreement shall
          ------------
be held to be invalid, illegal or unenforceable for any reason whatsoever, then:
(a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 11.1 hereof.

     11.3 Modification and Waiver. No supplement, modification or amendment of
          -----------------------
this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

     11.4 Subrogation. In the event of full payment under this Agreement, the
          -----------
Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all documents required and shall do all acts that may be necessary or desirable to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

     11.5 Counterparts. This Agreement may be executed in one or more
          ------------
counter-parts, which shall together constitute one agreement.

     11.6 Successors and Assigns. The terms of this Agreement shall bind, and
          ----------------------
shall inure to the benefit of, the successors and assigns of the parties hereto.

     11.7 Notice. All notices, requests, demands and other communications under
          ------
this Agreement shall be in writing and shall be deemed duly given: (a) if delivered by hand and signed for by the party addressee; or (b) if mailed by certified or registered mail, with postage prepaid, on the third business day after the mailing date. Addresses for notices to either party are as shown on the signature page of this Agreement or as subsequently modified by written notice.

     11.8 Governing Law. This Agreement shall be governed exclusively by and
          -------------
construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

     11.9 Consent to Jurisdiction. The Company and the Indemnitee each hereby
          -----------------------
irrevocably consent to the jurisdiction of the courts of the State of California for all purposes in connection with any action or proceeding, which arises out of or relates to this Agreement.

     11.10 Attorneys' Fees. In the event Indemnitee is required to bring any
          ----------------
action to enforce rights under this Agreement (including, without limitation, the payment or reimbursement of expenses of any Proceeding described in Section
4), the Indemnitee shall be entitled to all reasonable fees and expenses in bringing and pursuing such action, unless a court of competent jurisdiction finds each of the material claims of the Indemnitee in any such action was frivolous and not made in good faith.

IN WITNESS WHEREOF, the parties hereto have entered into this Indemnity Agreement effective as of the date first written above.

HOMESTORE.COM, INC.:                                INDEMNITEE:


--------------------------------------              ----------------------------
Walter S. Lowry                                     Lewis R. Belote III
Senior Vice President/General Counsel


Addresses for notice:

Homestore.com, Inc.
                    ------------------------

30700 Russell Ranch Road
                           ------------------------

Westlake Village, CA 91362
                           ------------------------

Attn: Chief Executive Officer

With a copy to:

Homestore.com, Inc.

30700 Russell Ranch Road

Westlake Village, CA 91362

Attn: General Counsel

                                   EXHIBIT B-1

                    INDEMNIFICATION RESOLUTIONS TO BE ADOPTED
                    -----------------------------------------

                     BY THE BOARD OF DIRECTORS OF HOMESTORE
                     --------------------------------------

RESOLVED, that the indemnification and reimbursement provided by the existing indemnity agreements entered into between the Corporation and its directors and officers is intended to, and shall, apply in circumstances where the "agent" (as defined in the agreement) is or is threatened to be a witness or otherwise is or is preparing to be a participant in a proceeding;

FURTHER RESOLVED, that the scope of indemnification under the indemnity agreements is intended to be to the maximum extent permitted by applicable law, and if the law regarding the standards under Delaware law for entitlement to indemnification (currently believed to be that the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful) shall permit broader contractual indemnification, the agreements shall be deemed amended to incorporate such broader indemnification; and

FURTHER RESOLVED, that for purposes of the indemnity agreements and subsequent review of a determination that an agent is not entitled to indemnity, the termination of any proceeding by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that an indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by the indemnity agreement or applicable law; and neither the failure of any forum selected pursuant to the procedures described in the indemnity agreement to have made a determination as to whether the indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by any such selected forum (other than a court with jurisdiction over the Indemnitee) that the indemnitee has not met such standard of conduct or the judicial determination that the indemnitee should be indemnified under the indemnity agreement or applicable law, shall be a defense to the indemnitee's claim or create a presumption that the indemnitee has not met any particular standard of conduct or did not have any particular belief.